UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Chuy’s Holdings, Inc.

(Name of Registrant as Specified in Its Charter)

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June 9, 2021
Dear Chuy’s Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of Chuy’s Holdings, Inc. The meeting will be held on Thursday, July 29, 2021, beginning at 9:00 a.m., Central time, at the Chuy’s headquarters located at 1623 Toomey Rd., Austin, TX 78704.
Information about the meeting and details concerning the matters to be acted upon at the meeting are described in the following notice of Annual Meeting and proxy statement. We hope that you will plan to attend the Annual Meeting.
It is important that your shares be represented. Whether or not you plan to attend the meeting, please vote using the procedures described on the notice of internet availability of proxy materials or on the proxy card or sign, date and promptly return a proxy card in the provided pre-addressed, postage-paid envelope.
We look forward to seeing you at the meeting on July 29th.
Sincerely,
Steve Hislop
Chairman, President and Chief Executive Officer

CHUY’S HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on July 29, 2021

The 2021 Annual Meeting of Stockholders of Chuy’s Holdings, Inc. (the “Company”) will be held on July 29, 2021, beginning at 9:00 a.m., Central time, at the Chuy’s headquarters located at 1623 Toomey Rd., Austin, TX 78704. The meeting will be held for the following purposes:
1.    to elect two directors to serve until the 2024 Annual Meeting of Stockholders, each for a term of three years;
2.    to approve, on an advisory basis, the compensation of our named executive officers;
3.    to ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for 2021; and
4.    to transact such other business as may properly come before the meeting.
Information concerning the matters to be voted upon at the meeting is set forth in the accompanying proxy statement. We have also enclosed or made available to our stockholders the Company’s 2020 Annual Report. Holders of record of the Company’s common stock as of the close of business on June 1, 2021 are entitled to notice of, and to vote at, the meeting.
Your vote is very important. Whether or not you plan to attend the meeting, please vote using the procedures described on the notice of internet availability of proxy materials or on the proxy card or sign, date and promptly return a proxy card in the provided pre-addressed, postage-paid envelope.

By Order of the Board of Directors,
Tim Larson
General Counsel and Secretary
Austin, Texas
June 9, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 29, 2021.

The Company’s Notice of Annual Meeting, Proxy Statement and 2020 Annual Report to Stockholders are available on the internet at www.proxyvote.com.

-i-

Chuy’s Holdings, Inc.
1623 Toomey Road
Austin, Texas 78704

PROXY STATEMENT

This proxy statement provides information in connection with the solicitation of proxies by the board of directors of Chuy’s Holdings, Inc. (the “Company”) for use at the Company’s 2021 Annual Meeting of Stockholders or any postponement or adjournment thereof (the “Annual Meeting”) to be held on Thursday, July 29, 2021, beginning at 9:00 a.m., Central time, at the Chuy’s headquarters located at 1623 Toomey Rd., Austin, TX 78704. This proxy statement also provides information you will need in order to consider and act upon the matters specified in the accompanying notice of Annual Meeting. A Notice of Internet Availability of Proxy Materials (the “Notice”) and this proxy statement and proxy card, are being mailed to stockholders on or about June 11, 2021.
Record holders of the Company’s common stock as of the close of business on June 1, 2021 are entitled to vote at the Annual Meeting. Each record holder of common stock on that date is entitled to one vote at the Annual Meeting for each share of common stock held. As of June 1, 2021, there were 19,997,123 shares of common stock outstanding.
You cannot vote your shares unless you are present at the Annual Meeting or you have previously given your proxy. You can vote by proxy in one of three ways:
•by internet: visit the website shown on your Notice or proxy card and follow the instructions; or
•by telephone: dial the toll-free number shown on your proxy card and follow the instructions; or
•in writing: sign, date, and return a proxy card in the provided pre-addressed, postage-paid envelope.
You may revoke your proxy at any time prior to the vote at the Annual Meeting by:
•delivering a written notice revoking your proxy to the Company’s Secretary at the address above;
•delivering a new proxy bearing a date after the date of the proxy being revoked; or
•voting in person at the Annual Meeting.
Unless revoked as described above, all properly executed proxies, will be voted at the Annual Meeting in accordance with your directions on the proxy. If a properly executed proxy gives no specific instructions, the shares of common stock represented by your proxy will be voted:
•FOR the election of the two nominees to serve as directors until the 2024 Annual Meeting of Stockholders;
•FOR the approval of the compensation of our named executive officers;
•FOR the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for 2021; and
•at the discretion of the proxy holders with regard to any other matter that is properly presented at the Annual Meeting.
If you own shares of common stock held in “street name” and you do not instruct your broker how to vote your shares using the instructions your broker provides you, your shares will be voted in the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for 2021, but not for any other proposal. To be sure your shares are voted in the manner you desire, you should instruct your broker how to vote your shares.

Holders of a majority of the outstanding shares of the Company’s common stock must be present, either in person or by proxy, to constitute a quorum necessary to conduct the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum and are considered present and entitled to vote.
The following table sets forth the voting requirements, whether broker discretionary voting is allowed and the treatment of abstentions and broker non-votes for each of the matters to be voted on at the Annual Meeting.

Proposal	Vote Necessary to Approve Proposal	Broker Discretionary Voting Allowed?	Treatment of Abstentions and Broker Non-Votes
No. 1 - Election of directors	Plurality (that is, the largest number) of the votes cast	No	Abstentions and broker non-votes are not considered votes cast and will have no effect on the matter
No. 2 - Approval of the compensation of our named executive officers, as disclosed in this proxy statement	Affirmative vote of the majority of the votes of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the matter	No	Abstentions will have the effect of a vote cast against the matter Broker non-votes are not considered votes cast and will have no effect on the matter
No. 3 - Ratification of the appointment of RSM US LLP	Affirmative vote of the majority of the votes of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the matter	Yes	Abstentions will have the effect of a vote cast against the matter
Attendance at the Annual Meeting will be limited to stockholders of record and beneficial owners who provide proof of beneficial ownership as of the record date (such as an account statement, a copy of the voting instruction card provided by a broker, bank, trustee, or nominee, or other similar evidence of ownership).
The Company pays the costs of soliciting proxies. We have engaged Georgeson, Inc. to serve as our proxy solicitor for the Annual Meeting at a base fee of $9,500 plus reimbursement of reasonable expenses. Georgeson will provide advice relating to the content of solicitation materials, solicit banks, brokers, institutional investors, and hedge funds to determine voting instructions, monitor voting, and deliver executed proxies to our voting tabulator. Our employees also may solicit proxies by telephone or in person. However, they will not receive additional compensation for soliciting proxies. The Company may request banks, brokers, and other custodians, nominees, and fiduciaries to forward copies of these proxy materials to the beneficial holders and to request instructions for the execution of proxies. The Company may reimburse these persons for their related expenses. Proxies are solicited to provide all record holders of the Company’s common stock an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting in person.

Proposal 1 –
Election of Directors
At the Annual Meeting, two directors will be elected to serve three-year terms expiring at our Annual Meeting of Stockholders in 2024. This section contains information relating to the two director nominees and the directors whose terms of office continue after the Annual Meeting. The director nominees were selected by the Nominating and Corporate Governance Committee and approved by the board of directors for submission to the stockholders. The nominees for election are Mrs. Johnson and Mr. DeWitt. Both currently serve as directors.
The board of directors recommends a vote “FOR” the election of each of the nominees.
Nominees to be elected for terms expiring at the Annual Meeting in 2024
Starlette Johnson, age 58, has served as a member of our board since September 2012. In October 2020, Starlette joined the board of Tastemaker Acquisition Corporation, a publicly traded special purpose acquisition company focusing on the restaurant, hospitality, and related technology and services sectors. In March of 2021, Starlette also joined the board of Arko Corp., a publicly traded company. Since 2019, Starlette has served on the board of Jack's Family Restaurants, a privately held company, and serves on the Audit Committee. Since 2012, Starlette has also served as an independent consultant to private equity funds, and to companies in the restaurant and hospitality industries. From February 2019 to November 2020, Starlette served as the President and as a director of Lucky Strike Entertainment, a privately held company that provides bowling, food and other entertainment. From October 2015 to October 2016, Starlette served as President and Chief Executive Officer of Twin Restaurant Holdings. Additionally, she served as President and Chief Operating Officer, as well as a director, of Dave & Buster’s, Inc. from 2007 to 2010. Starlette joined Dave & Buster’s as Chief Strategic Officer in 2006. Prior to joining Dave & Buster’s, Starlette worked at Brinker International, where she held positions of increasing responsibility, including serving as the Executive Vice President and Chief Strategic Officer. Starlette served as a member of the board of directors for Tuesday Morning, Inc. from 2008 to 2013, during which time she served on the audit committee and the nominating/governance committee. Starlette also served on the board of Bojangle’s (NASDAQ: BOJA) from March 2016 to February 2019 during which time she served as chair of the audit committee. She also served as the chairman of the board for SusieCakes, LLC, a privately held bakery, from 2015 to 2020. In addition, Starlette is a member of the advisory board for the Hospitality & Tourism Program at Virginia Tech and serves on the Pamplin College of Business Cabinet at Virginia Tech. Starlette received a B.S. in Finance from Virginia Tech and an M.B.A. from The Fuqua School of Business at Duke University. The board concluded that Starlette should serve as a director based upon her experience as an executive and board member and her knowledge of the restaurant industry and leadership experience.
Randall DeWitt, age 62, has served as a member of our board since October 2016. Randall is a well-known restaurant executive with over 25 years of restaurant experience. Randall is the Founder and has been the Chief Executive Officer of Front Burner Restaurants since 1994. Front Burner currently has seven different concepts and is known for developing innovative restaurant concepts that span the fast casual, casual and upscale casual dining segments. Front Burner operates, among others, Whiskey Cake, Sixty Vines, Mexican Sugar, and The Ranch at Las Colinas. Prior to founding Front Burner, Randall worked for ten years in commercial real estate development and sales. The board concluded that Randall should serve as a director based on his operational and business development experience within the restaurant industry.
Current directors whose terms expire at the Annual Meeting in 2022
Saed Mohseni, age 59, has served as a member of our board since September 2012 and has served as our lead independent director since May 2018. Saed served as the President and Chief Executive Officer and a director of Bob Evans Farms, Inc. from January 2016 until May 2017. In May 2017, he became the Chief Executive Officer of Bob Evans Restaurants LLC. Saed has more than 30 years of management experience in the restaurant industry. Prior to joining Bob Evans Farms, he served as director, President and Chief Executive Officer of Bravo Brio

Restaurant Group, Inc., the parent company of BRAVO! Cucina Italiana, Bon Vie Bistro, and BRIO Tuscan Grille restaurant chains, from 2007 to 2015. He assumed the additional role of President in 2009 and led the company through the IPO process in 2010. Prior to joining Bravo Brio, Saed worked at McCormick & Schmick for 21 years, where he held positions of increasing responsibility, including serving as a director from 2004 to 2007 and as Chief Executive Officer from 2000 to 2007 and led the company through the IPO process in 2004. Saed attended Portland State University and Oregon State University. The board concluded that Saed should serve as a director based upon his experience as an executive and board member and his knowledge of the restaurant industry.
Ira Zecher, age 68, has served as a member of our board since June 2011. Ira has been a Managing Member of ILZ, LLC, an accounting consulting firm since 2010. He previously served as a director, audit committee chairman and nominating and corporate governance committee member of the board of The Habit Restaurants, Inc. from August 2014 to March 2020 and as a director, audit committee chairman and compensation committee member of the board of Norcraft Companies, Inc. from October 2013 to May 2015. Prior to joining the Chuy’s board, Mr. Zecher was with Ernst & Young LLP, a registered public accounting firm, for over 36 years until his retirement as a Partner in 2010. From 1986 to 2010, he served as a Senior Transaction Advisory Services Partner and Far East Private Equity Leader for Ernst & Young, where he advised clients on mergers and acquisitions across a broad range of industries. Prior to joining the transaction advisory services group, Ira provided accounting, audit and business-advisory services to both public and private clients. He received his Bachelor's degree from Queens College of the City of New York. He is also a certified public accountant, a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. He also completed the Executive Program of the Kellogg School of Management at Northwestern University. From 2010 to 2013, he taught in the Graduate Accounting program at Rutgers, the State University of New Jersey. The board concluded that Ira should serve as a director based upon his extensive professional accounting and financial expertise, which allows him to provide key contributions to the board on financial, accounting, corporate governance and strategic matters.
Current directors whose terms expire at the Annual Meeting in 2023
Steve Hislop, age 61, has served as President, Chief Executive Officer and a member of our board of directors since July 2007 and chairman of the board since May 2018. From July 2006 through June 2007, Steve was President and Chief Executive Officer of Sam Seltzer Steak House. Prior to that, Steve served as the Concept President and a member of the board of directors of O’Charley’s Restaurants, where he helped grow the business from 12 restaurants to a multi-concept company with 347 restaurants. Steve currently serves on the board of directors of Not Your Average Joe's, Inc. and Silver Diner, Inc., which are privately held companies. The board concluded that Steve should serve as a director based upon his operational expertise, knowledge of the restaurant industry and leadership experience.
Jon Howie, age 53, has served as our Chief Financial Officer since August 2011, as our Vice President since April 2013 and as a member of the board since May 2018. From March 2007 to July 2011, Jon served as the Chief Financial Officer of Del Frisco’s Restaurant Group, LLC. Prior to that, he served for five years as Controller and was then promoted to Chief Accounting Officer and then to Chief Financial Officer of Lone Star Steakhouse & Saloon, Inc. Jon is a certified public accountant and prior to joining Lone Star Steakhouse & Saloon, Inc. was employed as an Audit Senior Manager with Grant Thornton, LLP for one year and served at Ernst & Young LLP for 10 years where he held various audit positions of increasing responsibilities, including Audit Senior Manager. At Grant Thornton and Ernst & Young, he served as an accounting and business advisor to both private and public companies and advised a number of these companies in conjunction with their initial and secondary public offerings. The board concluded that Jon should serve as a director based upon his knowledge of the restaurant industry and our Company and his financial and leadership experience.
Jody Bilney, age 59, has served as a member of our board since April 2021. Jody served as the Chief Consumer Officer of Humana, Inc., a healthcare company, from 2013 until her retirement in 2020, where she led its transformation into a consumer-driven health enterprise across brand development, marketing, the consumer experience, digital, consumer analytics and corporate reputation enhancement. She also was responsible for the company’s Wellness Solutions business. Prior to Humana, Ms. Bilney served as Executive Vice President and Chief Brand Officer for Bloomin’ Brands, Inc., an upscale-casual dining restaurant company with Outback Steakhouse as its flagship chain from 2006 to 2013. There she headed various departments including brand and business strategy, marketing, corporate communications and business development across the enterprise. She was also a key member of the management team that positioned the company for a successful IPO in 2012. Prior to Bloomin’ Brands, she held senior executive positions at Charles Schwab and Verizon, where she led consumer-focused brand-transformation initiatives. Ms. Bilney is a member of the Board of Directors of Masonite, Inc., United Planet Fitness, and Confluent Health. She earned a Bachelor of Science degree in Economics, with a minor in Marketing, from Clemson University. The board concluded that Jody should serve as a director based on her knowledge of the restaurant industry and her extensive brand development and business strategy experience.

Proposal 2 –
Advisory Vote to Approve the Compensation of
our Named Executive Officers

Pursuant to Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are submitting the compensation of our named executive officers as disclosed in this proxy statement to our stockholders for an advisory vote.
As described below under the heading “Executive Compensation,” we seek to provide compensation to each named executive officer that is designed to attract, motivate and retain our executive officers. Our compensation program is designed to reward both individual and company performance, while aligning the financial interests of each named executive officer with the interests of our stockholders. The compensation committee sets compensation for each named executive officer at a level it believes is appropriate considering each named executive officer’s annual review, level of responsibility, awards and compensation paid in the past year and progress toward or attainment of previously set personal and corporate goals and objectives.
The vote on this proposal is not intended to address any specific element of compensation. Rather, the vote relates to the overall compensation of our named executive officers, as described under the heading “Executive Compensation” in this proxy statement. We are asking our stockholders to approve the following advisory resolution at our Annual Meeting:
“RESOLVED, that the compensation of the Company’s named executive officers, as disclosed pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
The vote is advisory and is not binding on the Company, our board of directors or the compensation committee. However, the compensation committee expects to consider the outcome of this advisory vote in evaluating whether any actions are appropriate with respect to our compensation program for our executive officers. At our 2018 annual meeting of stockholders, a majority of our stockholders voted in favor of holding advisory votes on the compensation of our named executive officers on an annual basis. In light of this vote, our board of directors determined to hold such advisory votes annually. Unless our board of directors determines otherwise, we will continue to hold advisory votes on the compensation of our named executive officers on an annual basis. The next advisory vote following this year’s vote will be held at the 2022 annual meeting of stockholders.
The board of directors recommends a vote “FOR” the approval of the compensation of our named executive officers.

Proposal 3 -
Ratification of the Appointment of
RSM US LLP as the Company’s Independent
Registered Public Accounting Firm for 2021
The audit committee has appointed RSM US LLP as the Company’s independent registered public accounting firm for 2021. The board of directors is asking stockholders to ratify this appointment. Securities and Exchange Commission (“SEC”) regulations and the Nasdaq listing requirements require the Company’s independent registered public accounting firm to be engaged, retained and supervised by the audit committee. However, the board of directors considers the selection of an independent registered public accounting firm to be an important matter to stockholders. Accordingly, the board of directors considers a proposal for stockholders to ratify this appointment to be an opportunity for stockholders to provide input to the audit committee and the board of directors on a key corporate governance issue.
Representatives of RSM US LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement. They will also be available to respond to appropriate questions. For additional information regarding our independent registered public accounting firm, see “Independent Public Accountants.”
The board of directors recommends a vote “FOR” the ratification of RSM US LLP as the Company’s independent registered public accounting firm for 2021.

The Board, Its Committees and Its Compensation
Board of Directors
Our board of directors currently consists of seven members, five of whom are non-employee directors. On April 29, 2021, Jody Bilney was appointed as an independent director to the board of directors. The board of directors is divided into three classes, with each class serving three-year terms. The term of one class expires at each Annual Meeting of Stockholders.
Director Compensation
The elements of compensation payable to our non-employee directors in 2020 are briefly described in the following table:

Board Service:
Annual cash retainer	$40,000
Annual equity award grant	$40,000
Lead Independent Director annual cash retainer	$5,000
Board Committee Service:
Audit Committee Chair annual cash retainer	$10,000
Compensation Committee Chair annual cash retainer	$5,000
Nominating & Corporate Governance Committee Chair annual cash retainer	$2,500
Our non-employee directors receive compensation for their services as directors. Our Lead Independent Director and our Committee Chairs receive additional compensation for their service. We reimburse directors for all expenses incurred in attending board meetings. As a result of the COVID-19 pandemic, the board temporarily suspended board pay during 2020. As the board reviewed the Company's results and improvement throughout fiscal year 2020 and as a result of the directors extraordinary efforts and dedication during the COVID-19 pandemic, the board determined to reinstate full board pay and make up the temporary suspended pay during fiscal 2020. Starting in fiscal 2021, non-employee directors will receive an annual cash retainer of $45,000 and an annual equity grant of $45,000.
Grants of equity awards to members of our board of directors are made under the 2020 Plan. These equity awards vest 25% on each of the first four anniversaries of the grant date.
Director Compensation Table
The following table provides information regarding the compensation of our non-employee directors for the year ended December 27, 2020:

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($) (1)	TOTAL ($)
Starlette Johnson	42,500	39,999	82,499
Saed Mohseni	50,000	39,999	89,999
Ira Zecher	50,000	39,999	89,999
Randall DeWitt	40,000	39,999	79,999
(1)These restricted stock units were granted on March 15, 2020 and vest 25% on each of the first four anniversaries of the grant date. The grant date fair value of each award was equal to the closing price of the Company's stock on the date of grant or $14.70, as calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (“Topic 718”). See

Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 27, 2020 (“Annual Report”) for information regarding the assumptions made in determining these values.
The following table provides information regarding the aggregate number of option and restricted stock unit awards held by our non-employee directors as of December 27, 2020:

NAME	AGGREGATE OPTION AWARDS	AGGREGATE RESTRICTED STOCK UNIT AWARDS	TOTAL AGGREGATE NUMBER OF AWARDS
Starlette Johnson	7,250	5,192	12,442
Saed Mohseni	7,250	5,192	12,442
Ira Zecher	—	5,192	5,192
Randall DeWitt	—	5,192	5,192
Director Independence
Our board of directors will review at least annually the independence of each director. During these reviews, the board will consider transactions and relationships between each director (and his or her immediate family and affiliates) and our Company and its management to determine whether any such transactions or relationships are inconsistent with a determination that the director is independent. This review will be based primarily on responses of the directors to questions in a directors’ and officers’ questionnaire regarding employment, business, family, compensation and other relationships with the Company and our management. Our board of directors has determined that each of Jody Bilney, Randall DeWitt, Starlette Johnson, Saed Mohseni and Ira Zecher are independent within the meaning of the Nasdaq Marketplace Rules. As required by the Nasdaq Global Select Market, a majority of our directors are independent and our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.
Corporate Governance
We believe that good corporate governance is important to ensure that, as a public company, we will be managed for the long-term benefit of our stockholders. We and our board of directors have reviewed the corporate governance policies and practices of other public companies, as well as those suggested by various authorities in corporate governance. We have also considered the provisions of the Sarbanes-Oxley Act and the rules of the SEC and the Nasdaq Global Select Market.
Based on this review, we have established and adopted charters for the audit committee, compensation committee and nominating and corporate governance committee, and have adopted corporate governance guidelines, a code of business conduct and ethics applicable to all of our directors, officers and employees and an insider trading policy.
Our committee charters, code of business conduct and ethics and corporate governance guidelines are available on our website at www.chuys.com in the Investors section. Copies of these documents are also available upon written request to our Corporate Secretary. We will post information regarding any amendment to, or waiver from, our code of business conduct and ethics on our website in the Investors section.
Furthermore, our insider trading policy prohibits our directors and certain employees, including all of our executive officers, from engaging in hedging transactions with respect to our securities, including entering into options, warrants, puts, calls or similar instruments or selling our securities short, and pledging shares of our securities in margin accounts.
The board of directors periodically reviews its corporate governance policies and practices. Based on these reviews, the board of directors may adopt changes to policies and practices that are in our best interests and as appropriate to comply with any new SEC or Nasdaq Marketplace Rules.

Board Leadership Structure and Board’s Role in Risk Oversight
Steve Hislop serves as chairman of our board of directors, President and Chief Executive Officer. We believe that the Company and its shareholders are best served by having Mr. Hislop serve in both positions because of his knowledge of the Company’s operations, our unique culture and industry, in which we are competing. This leadership structure strengthens the communication link between the operating organization and the board. It also fosters a collaborative environment that supports effective decision-making around key topics such as strategic objectives, long-term planning and enterprise risk management.
Since Mr. Hislop serves as chairman of the board in addition to his roles as President and Chief Executive Officer of the Company, the board determined it was appropriate to appoint a lead independent director, who would be elected annually. Mr. Mohseni was elected to serve as our lead independent director.
The role of our lead independent director is to, among other things, preside at executive sessions of independent directors, serve as a liaison between the independent directors and the chairman, approve board meeting agendas and the information sent to the board, approve meeting schedules to assure that there is sufficient time for discussion of all agenda items, call meetings of independent directors and, if requested by major shareholders, ensure that he or she is available for consultation and direct communication.
Risk is inherent with every business and we face a number of risks as outlined in Item 1A. “Risk Factors” included in our Annual Report. Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through our audit committee, is responsible for overseeing our management and operations, including overseeing its risk assessment and risk management functions. Our board of directors has delegated responsibility for reviewing our policies with respect to risk assessment and risk management to our audit committee through its charter. Our board of directors has determined that this oversight responsibility can be most efficiently performed by our audit committee as part of its overall responsibility for providing independent, objective oversight with respect to our accounting and financial reporting functions, internal and external audit functions and systems of internal controls over financial reporting and legal, ethical and regulatory compliance. Our audit committee will regularly report to our board of directors with respect to its oversight of these areas.
Board Meetings
The board of directors held fifteen meetings during 2020. Each director serving on the board of directors in 2020 attended at least 75% of the total number of meetings of the board of directors and committees on which they served. Under our corporate governance guidelines, each director is expected to devote the time necessary to appropriately discharge his or her responsibilities and to rigorously prepare for, attend and participate in all board of directors meetings and meetings of committees on which he or she serves.
Annual Meetings of Stockholders
The Company’s directors are encouraged to attend our Annual Meeting of stockholders, but we do not currently have a policy relating to directors’ attendance at these meetings. Each director serving on the board of directors in 2020 attended our 2020 Annual Meeting of Stockholders.
Board Committees
Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors.
Audit Committee
Our audit committee is a standing committee of our board of directors. The audit committee met six times in 2020. Our board of directors has adopted a written charter under which the audit committee operates. A copy of the charter, which satisfies the applicable standards of the SEC and the Nasdaq Global Select Market, is available on our website at www.chuys.com. According to our audit committee charter, the functions of our audit committee include, but are not limited to:
•appointing, retaining and determining the compensation for our independent registered public accounting firm;
•reviewing and overseeing our independent registered public accounting firm;
•reviewing and discussing the effectiveness of internal control over financial reporting;
•reviewing and discussing the annual audited and quarterly unaudited financial statements and the selection, application and disclosures of critical accounting policies used in such financial statements; and
•establishing procedures for the receipt, retention and treatment of complaints regarding internal accounting controls.
Our audit committee currently consists of Ira Zecher, Starlette Johnson and Saed Mohseni, with Ira Zecher serving as chair of the committee. All of our audit committee members are independent as defined by Section 10A(m)(3) of the Exchange Act and the Nasdaq Marketplace Rules. Our board of directors has determined that Ira Zecher is an audit committee financial expert.
The audit committee has the authority to engage independent counsel and other advisors as the committee deems necessary to carry out its duties.
Compensation Committee
Our compensation committee is a standing committee of our board of directors. The compensation committee met four times in 2020. Our board of directors has adopted a written charter under which the compensation committee operates. A copy of the charter, which satisfies the applicable standards of the SEC and the Nasdaq Global Select Market, is available on our website at www.chuys.com. The compensation committee’s functions include:
•reviewing and recommending to our board of directors the salaries and benefits for our executive officers;
•recommending overall employee compensation policies; and
•administering our equity compensation plans.
Our compensation committee currently consists of Saed Mohseni, Ira Zecher and Randall DeWitt, with Saed Mohseni serving as chair of the committee. All members of our compensation committee are independent as defined by Section 10(c) of the Exchange Act, Rule 10C of the Exchange Act Rules and the Nasdaq Marketplace Rules.
The compensation committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of director or executive officer compensation and the sole authority to approve the fees and other retention terms of such compensation consultants. The compensation committee may also retain independent counsel and other independent advisors to assist it in carrying out its responsibilities. The compensation committee may also, in its discretion, delegate specific duties and responsibilities to a subcommittee or an individual committee member, to the extent permitted by applicable law.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is a standing committee of our board of directors. The nominating and corporate governance committee met four times in 2020. Our board of directors has adopted a written charter under which the nominating and corporate governance committee operates. A copy of the charter, which satisfies the applicable standards of the SEC and the Nasdaq Global Select Market, is available on our website at www.chuys.com. The functions of our nominating and corporate governance committee include:
•identifying individuals qualified to serve as members of our board of directors;

•recommending to our board nominees for our annual meetings of stockholders;
•evaluating our board’s performance;
•developing and recommending to our board corporate governance guidelines; and
•providing oversight with respect to corporate governance.
Our nominating and corporate governance committee consists of Starlette Johnson, Randall DeWitt and Saed Mohseni, with Starlette Johnson serving as chair of the committee. All members of our nominating and corporate governance committee are independent as defined by the Nasdaq Marketplace rules.
The nominating and corporate governance committee has the sole authority to retain and terminate any search firm to assist in the identification of director candidates and the sole authority to set the fees and other retention terms of such search firms. The committee may also retain independent counsel and other independent advisors to assist it in carrying out its responsibilities.
Other Committees
Our board of directors may establish other committees as it deems necessary or appropriate from time to time.
Compensation Committee Interlocks and Insider Participation
During fiscal year 2020, Mr. Mohseni, Mr. Zecher and Mr. DeWitt served as members of the compensation committee. No member of the compensation committee (1) was, during fiscal year 2020, or had previously been, an officer or employee of the Company or (2) had any material interest in a transaction with the Company or a business relationship with, or any indebtedness to, the Company. None of our executive officers have served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions (“covered persons”). A current copy of the code is posted on our website, which is located at www.chuys.com. Any amendments to or waivers from a provision of our code of conduct and ethics that applies to our covered persons and that relates to the elements of Item 406(b) of Regulation S-K will be disclosed on our website promptly following the date of such amendment or waiver.
Qualifications for Director Nominees
The nominating and corporate governance committee is responsible for reviewing with the board of directors, at least annually, the appropriate skills and experience required for members of the board of directors. This assessment includes factors such as judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other board members, and the extent to which the candidate would be a desirable addition to the board of directors and any committees of the board of directors. The nominating and corporate governance committee will identify nominees based upon recommendations by committee members, other board members, members of management, search firms or, as discussed below, by stockholders. Upon identifying a potential nominee, members of the nominating and corporate governance committee and other members of the board of directors will interview the candidate, and based upon that interview, make a recommendation to our board of directors.
Board Diversity
The nominating and corporate governance committee considers diversity as part of its overall selection strategy. The nominating and corporate governance committee considers diversity in its broadest sense, including diversity in professional and life experiences, education, skills, perspectives and leadership, as well as other individual qualities and attributes that contribute to board heterogeneity, such as race, ethnicity, sexual orientation, gender and national origin. Importantly, the nominating and corporate governance committee focuses on how the experiences and skill sets of each director nominee complements those of fellow directors and director nominees to create a balanced board with diverse viewpoints and deep expertise. The Company believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the Company's goal of creating a board that best serves our needs and those of our stockholders.
Director Candidate Recommendations by Stockholders
The committee will review and evaluate any director nominations submitted by stockholders, including reviewing the qualifications of, and making recommendations to the board of directors regarding, director nominations submitted by stockholders. See “Communications with the Board of Directors” below for additional information on how to submit a director nomination to the board of directors.
Communications with the Board of Directors
Any stockholder or other interested party who wishes to communicate directly with the board of directors or any of its members may do so by writing to: Corporate Secretary, Chuy’s Holdings, Inc., 1623 Toomey Road, Austin, TX, 78704. The mailing envelope should clearly indicate whether the communication is intended for the board of directors as a group, the non-employee directors or a specific director.

Executive Officers
The following sets forth information regarding the executive officers of the Company as of June 1, 2021:

NAME	AGE	POSITIONS
Steve Hislop	61	President and Chief Executive Officer
Jon Howie	53	Vice President and Chief Financial Officer
John Mountford	59	Chief Operating Officer
Michael Hatcher	60	Vice President of Real Estate and Development
Information regarding Messrs. Hislop and Howie is included above under “Election of Directors.”
John Mountford, age 59, has served as our Chief Operating Officer since September 2018. He previously served as our Vice President of Culinary Operations from 2016 to September 2018. He joined the Company in 2010 and served as an Area Supervisor of Operations from 2010 to 2013 and as a Director of Culinary Operations from 2013 to 2016. Prior to joining the Company, John was with Sam Seltzers Steak House from 2006 to 2010. He served as President and Chief Executive Officer from 2007 to 2010 and Vice President of Operations from 2006 to 2007. Prior to Sam Seltzers, John served in various operational leadership positions, including Vice President of Culinary Operations for Cooker Bar and Grill, and Director of Culinary Operations for Houston’s Restaurants where he opened over 30 new restaurants.
Michael Hatcher, age 60, has served as our Vice President of Real Estate and Development since November 2009. Michael joined Chuy’s as a restaurant manager in 1987 and served as General Manager from 1989 to 2002. He was Director of Purchasing and Real Estate from 2002 to 2009.

Executive Compensation
Compensation Discussion and Analysis
This compensation discussion and analysis provides an overview of our executive compensation program, together with a description of the material factors underlying the decisions that resulted in the compensation provided to our Chief Executive Officer and Chief Financial Officer and our two other highest paid executive officers during fiscal year 2020 (collectively, the “named executive officers”). During fiscal year 2020, there were only four executive officers of the Company. This compensation discussion and analysis contains statements regarding our performance targets and goals. These targets and goals are disclosed in the limited context of our compensation program and should not be understood to be statements of management’s expectations or estimates of financial results or other guidance. We specifically caution investors not to apply these statements to other contexts.
2020 Financial Performance & COVID-19 Response
The onset of the COVID-19 pandemic at the end of the first quarter of 2020 caused significant disruption to the Company's business operations as a result of mandatory closures, imposed capacity limitations and other restrictions. The Company took the following immediate actions to preserve and enhance its liquidity position as well as financial flexibility during those unprecedented times:
•Transitioned its restaurants to an off-premise operating model with enhanced delivery, online ordering and curbside services and temporarily closed nine locations.
•Canceled or delayed all non-essential planned capital expenditures for the remainder of 2020.
•Furloughed approximately 80% of hourly employees and approximately 40% of store management personnel, while enacting temporary salary reductions for remaining managers as a result of closed dining rooms. In addition, the Company also furloughed certain corporate and administrative staff, temporarily reduced the pay of all remaining corporate and administrative staff by 25% to 50%, temporarily reduced senior management salaries by 50% to 75%, and temporarily suspended all board fees.
•Negotiated rent concessions, abatements and deferrals with the majority of the Company's landlords.
•Suspended all further activity under its share repurchase program.
•Sold shares of its common stock in an "At-The-Market" ("ATM") offering and used a portion of the net proceeds to repay the $25.0 million outstanding under its revolving credit facility.
During the COVID-19 pandemic the Company also ensured the safety of its guests and employees by following all established health protocols and CDC guidance and worked closely with local health officials. The Company provided support to our employees through our Redfish Relief Fund, an established fund that provides assistance to employees facing financial hardship, and paid the full cost of health insurance for all eligible employees, including those temporarily furloughed.
In addition to this response, the Company also achieved the following accomplishments relative to our overall business and operating financial results, including:
•Rightsized operations in light of reduced sales volume and maintained net cash provided by operating activities at near the prior year level despite an approximately 25.0% decrease in revenue mainly driven by a substantial improvement in restaurant-level operating margin over fiscal 2019.
•Grew off-premise sales to approximately 33% of all revenue during the second half of fiscal year 2020 as compared to approximately 13% in fiscal year 2019.
•Experienced sequential improvement in comparable restaurant sales during the second, third and fourth quarters of fiscal year 2020.
As of December 27, 2020, the Company reopened dining rooms at varying degrees of operating capacity in its 92 operating restaurants and had $86.8 million in cash and cash equivalents, no debt and $25 million of availability under its revolving credit facility.

While reviewing the rapidly evolving and volatile economic environment throughout the year, the compensation committee, did not revise, or otherwise update, the annual budget Company Adjusted EBITDA target for its short-term incentive program given the extreme difficulty in establishing new performance metrics during these unprecedented times. The compensation committee evaluated the Company's performance during fiscal year 2020. Despite the devastating effects the pandemic had on the business, the Company achieved 91.46% of the short-term incentive program target for fiscal year 2020. In addition to the performance-based payout under the Company's short-term incentive program and as a result of the extraordinary achievements, personal dedication as well as the Company's performance during the COVID-19 pandemic, the compensation committee approved discretionary bonuses to the named executive officers as set forth in the “Bonus” column of the Summary Compensation Table. The discretionary payments together with the performance-based payouts put the named executive officers at or slightly above their target performance-based payouts levels.
Objective of Compensation Policy
The objective of our compensation policy is to provide a total compensation package to each named executive officer that will enable us to:
•attract, motivate and retain outstanding individuals;
•reward named executive officers for performance; and
•align the financial interests of each named executive officer with the interests of our stockholders to encourage each named executive officer to contribute to our long-term performance and success.
Overall, our compensation program is designed to reward both individual and company performance. A significant portion of each of our named executive officers’ annual compensation is comprised of performance-based compensation. We also intend to continue to use long-term incentive awards to reward long-term company and individual performance and to promote retention through delayed vesting of awards.
Administration
Our compensation committee, which is comprised exclusively of independent directors, oversees our executive compensation program and is responsible for approving or recommending to the board the nature and amount of the compensation paid to, and any employment and related agreements entered into with, our named executive officers. The committee also administers our equity compensation plans and awards.
Process for Setting Total Compensation
At the first meeting of each new fiscal year, our compensation committee sets annual base salaries, determines the payout for the Company's short-term incentive program and the amount of any discretionary bonuses for the prior year, sets performance criteria for our short-term incentive program for the following year and determines the amount of equity based incentive compensation to grant to our named executive officers. In making these compensation decisions, our compensation committee considers the recommendations of our Chief Executive Officer, particularly with respect to salary adjustments, short-term incentive program targets and awards, amount of discretionary bonuses and equity incentive awards of our other named executive officers. Our compensation committee meets with our Chief Executive Officer at least annually to discuss and review his recommendations for compensation of our executive officers, excluding himself. When making individual compensation decisions for our named executive officers, the compensation committee takes many factors into account, including the officer’s experience, responsibilities, management abilities and job performance, our performance as a whole, current market conditions and competitive pay levels for similar positions at comparable companies. These factors are considered by the compensation committee in a subjective manner without any specific formula or weighting.
During its annual review process, our compensation committee has set compensation for each named executive officer at a level it believes is appropriate considering each named executive officer’s annual review, level of responsibility, the awards and compensation paid to the named executive officer in past years and progress toward or attainment of previously set personal and corporate goals and objectives, including attainment of financial performance goals and such other factors as the compensation committee has deemed appropriate and in our best interests and the best interests of our stockholders. The compensation committee has given different weight at different times to different factors for each named executive officer. Our performance criteria are discussed more fully below under the heading “—Short-Term Incentive Program.” Other than with respect to our short-term incentive program, the compensation committee has not relied on predetermined formulas or a limited set of criteria when it evaluates the performance of our named executive officers.
The charter of the compensation committee authorizes the committee to engage independent consultants at the expense of the Company. The compensation committee retained Mercer as its independent compensation consultant for 2020. Mercer reported directly to the compensation committee and performs no other work for the Company. The compensation committee assessed the independence of Mercer and concluded that its work did not raise any conflict of interest with the Company. Mercer was engaged to:
•Advise the compensation committee on named executive officer and director pay decisions;
•Assist in short-term and long-term incentive plan design;
•Conduct compensation reviews and make recommendations regarding both executive and director pay structures;
•Advise on peer group composition and conduct a review of peer group compensation;
•Provide periodic updates on current trends, technical and regulatory developments and best practices in compensation design; and
•Perform any other tasks which the compensation committee may request from time to time.
In 2020, Mercer compared the base salary, target short-term incentive program payout and target annual cash compensation of our then-current named executive officers against a peer group of seven publicly traded restaurant companies (the “Mercer Report”). The peer group consisted of the following companies:

Red Robin Gourmet Burgers	Dave & Buster’s Entertainment	BJ’s Restaurants
Fiesta Restaurant Group	The Habit Restaurants	Ruth’s Hospitality Group
Del Frisco’s Restaurant Group
The Committee in conjunction with Mercer selected companies for its peer group based on industry, revenue and market capitalization. Mercer used Company and peer group compensation data from 2018 in its review. The compensation committee used the Mercer Report in (1) assessing the level of base salary and target short-term incentive program payouts to be paid to our then-current named executive officers and (2) approving changes to the compensation levels of our then-current named executive officers. The results of the Mercer Report, which as noted above were based on 2018 compensation data, indicated that the Company’s 2018 compensation for each of our then-current named executive officers was below the market median for base salary and target short-term incentive program payouts.
2020 Advisory Vote on Executive Compensation
At our annual meeting of stockholders in July 2020, approximately 98% of the votes cast in the advisory vote on executive compensation were in support of our executive compensation program. The compensation committee considered the results of this advisory vote and believes the results affirm stockholder approval of the board of directors’ approach to the Company’s executive compensation program. Although the compensation committee did not adopt any changes to our program as a result of this vote, as noted above the compensation committee evaluates our executive compensation program annually.
Elements of Compensation
Our compensation program for named executive officers consists of the following elements of compensation, each described in greater depth below:
•Base salaries.
•Short-Term Incentive Program.
•Discretionary bonuses.
•Equity-based incentive compensation.

•Perquisites.
•General benefits.
•Employment agreements.
Clawback Provisions
We currently have employment agreements in place with each of our named executive officers. See “Employment Agreements” for additional information regarding our executive officer’s employment agreements. These employment agreements contain clawback provisions, which provide for the recovery of any incentive-based compensation or other compensation paid to the executive officer as required by law, government regulation or stock exchange listing requirement.
Additionally, our equity award agreements contain clawback provisions, which provide in certain circumstances for the forfeiture of outstanding unvested or unexercised awards and the return of the fair market value of vested or exercised awards.
Hedging and Pledging Policy
The Company's insider trading policy prohibits our directors and certain employees, including all of our executive officers, from engaging in hedging transactions with respect to our securities, including entering into options, warrants, puts, calls or similar instruments or selling our securities short, and pledging shares of our securities in margin accounts.
Base Salary

NAME	2020 SALARY ($)
Steve Hislop	662,745
Jon Howie	416,000
Michael Hatcher	228,000
John Mountford	230,800
We pay base salaries to attract, recruit and retain qualified employees. Our compensation committee reviews and sets base salaries of our named executive officers annually. These salary levels are and will continue to be set based on the named executive officer’s experience and performance with previous employers and negotiations with individual named executive officers. The compensation committee may increase base salaries each year based on its subjective assessment of our company’s and the individual executive officer’s performance and each named executive officer’s experience, length of service and changes in responsibilities. The weight given to such factors by the compensation committee may vary from one named executive officer to another.
In response to the COVID-19 pandemic, the compensation committee temporarily reduced senior management salaries by 50% to 75%. As the compensation committee reviewed the Company's result and improvement throughout the year and in light of the extraordinary achievements and personal dedication of senior management, the compensation committee determined to reinstate full pay and make up the temporary reductions.
Short-Term Incentive Program

	SHORT-TERM INCENTIVE PROGRAM
NAME	THRESHOLD AWARD ($)	TARGET AWARD ($)	MAXIMUM AWARD ($)	ACTUAL AWARD ($)
Steve Hislop	—	331,373	662,746	48,380
Jon Howie	—	208,000	416,000	30,368
Michael Hatcher	—	68,640	137,280	10,021
John Mountford	—	115,400	230,800	16,848

In line with our strategy of rewarding performance, our executive compensation program includes a short-term incentive program that our named executive officers participate in. Awards under our short-term incentive program are made under our Senior Management Incentive Plan. Our compensation committee establishes annual target payouts for each named executive officer during the first quarter of the year based on the Company's target adjusted EBITDA.
The target and maximum award amounts have been set at levels our compensation committee believes will provide a meaningful incentive to achieve company and individual goals and contribute to our financial performance. In 2020, the target and maximum award amounts were set at 50% and 100%, respectively, of annual base salary for our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer and 30% and 60%, respectively, of annual base salary for our other named executive officer. There is no payout if actual Company Adjusted EBITDA is 90% or less of budget Company Adjusted EBITDA. To the extent that actual Company Adjusted EBITDA exceeds 90% of budget Company Adjusted EBITDA, the plan provides that we will make payments based on where performance falls on a linear basis between 90% and 100% of budget Company Adjusted EBITDA and between 100% and 110% of budget Company Adjusted EBITDA. In each circumstance, the compensation committee retains discretion to adjust the amount paid under the plan based on individual and company circumstances. If our budget Company Adjusted EBITDA is achieved, each individual will earn 100% of their target award.
The short-term incentive program payment is determined based primarily on the extent to which we achieve our budget Company Adjusted EBITDA goal. Company Adjusted EBITDA is our earnings before interest, taxes, depreciation and amortization and excludes stock-based compensation, closed restaurant costs and certain non-cash and other adjustments. For each 1.0% that actual Company Adjusted EBITDA is above or below budget Company Adjusted EBITDA, the percentage of the target they receive will increase or decrease by 10%, respectively, of the Company Adjusted EBITDA portion of their target award. For example, if actual Company Adjusted EBITDA is 1% above budget Company Adjusted EBITDA, the named executive officers will receive 1.1 times their target award. The maximum a named executive officer may receive for Company Adjusted EBITDA performance is 2.0 times their target award. We use our Company Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue, net income and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. We also use our Company Adjusted EBITDA internally to evaluate the performance of our personnel and also as a benchmark to evaluate our operating performance or compare our performance to that of our competitors. The use of Company Adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.
Target, maximum and actual short-term incentive payouts for 2020 for each of the named executive officers are shown in the table above and the actual payouts are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
Discretionary Bonus
The compensation committee retains discretion to grant bonus compensation to the named executive officers and other employees of the Company for their contributions to the Company’s performance. Historically, each of our named executive officers has received a $1,000 holiday bonus each December. Additionally, as a result of the extraordinary achievements and personal dedication of senior management during the COVID-19 pandemic, the compensation committee approved discretionary bonuses to the named executive officers. See "—2020 Financial Performance & COVID-19 Response" for additional information. These bonuses are set forth in the "Bonus" column of the Summary Compensation Table.
Equity Compensation
We pay equity-based compensation to our named executive officers because it links our long-term results achieved for our stockholders and the rewards provided to named executive officers, thereby ensuring that such officers have a continuing stake in our long-term success.

Historically, we have granted restricted stock units and stock options to our named executive officers in conjunction with significant transactions and in connection with a named executive officer’s initial hire or promotion. Additionally, we have granted restricted stock units and stock options to our named executive officers annually to further align the interests of our executives with those of our stockholders. For information regarding the number and grant date fair value of restricted stock units granted to our named executive officers during fiscal year 2020, see "—Grants of Plan Based Awards” below.
We have provided this equity compensation to reward performance as well as to promote retention through delayed vesting. However, we believe that by weighting total compensation in favor of performance-based compensation, we have appropriately rewarded individual achievement while at the same time providing incentives to promote Company performance and at times have rewarded extraordinary achievements and dedication with discretionary bonuses. The 2020 Omnibus Incentive Plan (the "2020 Plan") provides for the issuance of restricted stock units, stock options, share appreciation rights, restricted shares, performance shares and other share based awards. In the future, we may consider granting other forms of equity to our named executive officers. For additional information regarding our 2020 Plan, see below under the heading "—2020 Omnibus Incentive Plan.”
We also make grants of equity awards to our named executive officers and other employees because we believe that we should provide our employees an opportunity to share in our success provided they continue to contribute to our success.
Restricted stock units held by each of the named executive officers (and certain of our other salaried employees) vest ratably over a period of four years, subject to the employee remaining employed through each vesting date.
Severance and Change-in-Control Benefits
We currently have employment agreements with each of our named executive officers that provide termination or severance and change in control benefits. We agreed to pay termination or severance benefits in the event of an executive’s termination by us without cause or by the executive for good reason as a retention incentive. We believe this level of severance benefit provides our executives with the assurance of security if their employment is terminated for reasons beyond their control. Additionally, in the event a named executive officer’s employment is terminated due to death, disability or without cause or for good reason on or within 24 months of a change in control, the named executive officer’s unvested equity awards will vest immediately. For additional information on the severance and change in control benefits provided under the employment agreements with our executive officers see “—Employment Agreements.”
The amount each named executive would be entitled to receive in the event of a termination is reported below under the heading “—Potential Payments upon Termination or Change in Control.”
Perquisites
In 2020, the aggregate incremental cost to us of the perquisites received by each of the named executive officers did not exceed $10,000 and, accordingly, this benefit is not included in the Summary Compensation Table below. We provide the named executive officers with complimentary dining privileges at our restaurants. We view complimentary dining privileges as a meaningful benefit to our named executive officers as it is important for named executive officers to experience our products and services in order to better perform their duties for us.
General Benefits
We provide a limited number of personal benefits to our named executive officers. Our named executive officers participate in our health and benefit plans, and are entitled to vacation and paid time off based on our general vacation policies.

Retirement Benefits. We maintain a tax-qualified 401(k) savings plan ("401(k) Plan") and a nonqualified deferred compensation plan. Under the 401(k) Plan, employees are eligible after one year of service and may defer up to the maximum amount allowable by the IRS. The Company also provides a certain group of eligible employees, including our named executive officers, the ability to participate in the Company's nonqualified deferred compensation plan. This plan allows participants to defer up to 80% of their salary and up to 100% of their short-term incentive program payout and discretionary bonuses, on a pre-tax basis. The Company has discretion to make additional matching contributions to both plans. For more information on the nonqualified deferred compensation plan, see "Nonqualified Deferred Compensation" below.
Medical, Dental, Life Insurance and Disability Coverage. Active employee benefits such as medical, dental, life insurance and disability coverage are available to all eligible employees, including our named executive officers.
Moving Costs. We will reimburse out-of-pocket moving expenses for eligible executive officers in conjunction with their hiring.
Other Paid Time Off Benefits. We also provide vacation and other paid holidays to all employees, including the named executive officers, which we believe are appropriate for a company of our size and in our industry.
Employment Agreements
We have entered into employment agreements with each of Messrs. Hislop, Howie, Mountford and Hatcher. The employment agreements do not have a fixed term.
The employment agreements provide that Messrs. Hislop, Howie, Mountford and Hatcher will receive an annual base salary of at least $649,750, $400,000, $207,500 and $220,000, respectively. Messrs. Hislop, Howie and Mountford are each eligible pursuant to their employment agreements to receive a target annual short-term incentive program payout of 50% of their annual base salary, based upon the achievement of performance objectives determined by our compensation committee with a minimum and maximum payout of 0% and 100% of their annual base salary. Mr. Hatcher is eligible pursuant to his employment agreement to receive a target annual payout of 30% of his annual base salary, based upon the achievement of performance objectives determined by our compensation committee with a minimum and maximum payout of 0% and 60% of his annual base salary. Additionally, Messrs. Hislop, Howie, Mountford and Hatcher are eligible pursuant to their employment agreements to receive a targeted annual equity award equal to 50% of their base salary, as determined and authorized from time to time by the compensation committee and subject to the terms and conditions of the Company's equity incentive plan and any award agreements governing the grant of equity awards. The employment agreements also provide that each executive will be eligible to participate in our employee plans, including any health, disability or group life insurance plans or any retirement or non-qualified deferred compensation plans that are generally made available to our other senior executives and will be entitled to four weeks paid vacation per calendar year to be taken in accordance with our vacation policy.
Each employment agreement provides for severance benefits if the executive’s employment is terminated without cause (as defined in the employment agreements) or by the executive for good reason (as defined in the employment agreements), subject to the executive’s compliance with certain assignment of invention, confidentiality, non-compete, non-solicitation and non-disparagement obligations and the execution of a general release of claims. In the event Mr. Hislop’s employment is terminated without cause or by him for good reason, he is entitled to continue to receive his base salary for two years following the termination of his employment and an amount equal to his target short-term incentive program payout for the year his employment was terminated. In the event the employment of Messrs. Howie, Mountford and Hatcher is terminated without cause or by the executive for good reason, each is entitled to continue to receive one year’s base salary following his termination and an amount equal to his target short-term incentive program payout for the year his employment was terminated. Additionally, in the event the employment of Messrs. Hislop, Howie, Mountford and Hatcher is terminated without cause or by the executive for good reason, each is entitled to continue to receive the amount that we were subsidizing for the executive and his or her dependents’ medical and dental insurance coverage during the same period the executive is entitled to continue to receive his base salary after his termination.
The employment agreements also provide that if (1) the employment of Messrs. Hislop, Howie, Mountford or Hatcher is terminated on account of the executive’s death or disability (as defined in the employment agreements)

or (2) the executive’s employment is terminated without cause or by the executive for good reason, in each case, on or during the 24 month period after a change in control (as defined in the 2020 Plan), subject to the executive’s compliance with certain assignment of invention, confidentiality, non-compete, non-solicitation and non-disparagement obligations and the execution of a general release of claims, then any unvested or unexercisable portion of any award granted to the executive under the Company’s equity incentive plans shall become fully vested or exercisable.
The amount each named executive would be entitled to receive in the event of a termination is reported below under the heading “—Potential Payments upon Termination or Change in Control.”
Tax and Accounting Considerations
Section 162(m) of the Internal Revenue Code (the "Code") generally limits the tax deductibility of compensation we pay to our executive officers to $1.0 million in the year the compensation becomes taxable to the executive officers. Historically, there was an exception to the limit on deductibility for "performance-based compensation" that meets certain requirements under Section 162(m) of the Code, but this exception has generally been repealed, effective for taxable years beginning after December 31, 2017. Although our compensation committee considers deductibility in setting the compensation of our executive officers, our compensation committee maintains flexibility in how we compensate our executive officers so as to meet a broader set of corporate and strategic goals and the needs of stockholders, and as such, we may be limited in our ability to deduct the full amount of such compensation.
Accounting rules require us to expense the cost of our stock option and restricted stock unit awards. Because of option and restricted stock unit expensing and the impact of dilution on our stockholders, we pay close attention to, among other factors, the type of equity awards we grant and the number and value of the shares underlying such awards.
Summary Compensation Table

NAME & PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)	STOCK AWARDS ($)(1)	OPTION AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	ALL OTHER COMPENSATION ($)(2)	TOTAL COMPENSATION ($)
Steve Hislop President and Chief Executive Officer	2020	662,745	282,993	497,051	—	48,380	8,327	1,499,496
	2019	649,750	1,000	487,312	—	403,783	10,618	1,552,463
	2018	649,750	57,370	649,747	—	—	4,518	1,361,385
Jon Howie Vice President and Chief Financial Officer	2020	416,000	202,632	207,990	—	30,368	5,139	862,129
	2019	400,000	1,000	199,987	—	248,577	6,846	856,410
	2018	395,000	57,370	2,116,678	—	—	2,740	2,571,788
Michael Hatcher Vice President of Real Estate and Development	2020	228,800	58,619	114,395	—	10,021	2,325	414,160
	2019	220,000	1,000	109,984	—	82,030	5,196	418,210
	2018	214,240	32,231	107,118	—	—	3,109	356,698
John Mountford Chief Operating Officer	2020	230,800	123,552	115,395	—	16,848	2,689	489,284
	2019	207,500	1,000	207,491	—	128,950	3,592	548,533
	2018	169,973	33,136	78,745	—	—	1,297	283,151

(1)Represents the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, for awards of restricted stock units. See Note 11 to our consolidated financial statements included in our Annual Report for information regarding the assumptions made in determining these values.

(2)All other compensation for fiscal year 2020 includes the following:

NAME	COMPANY CONTRIBUTIONS TO 401(K) PLAN ($)	COMPANY CONTRIBUTIONS TO NONQUALIFIED DEFERRED COMPENSATION PLAN ($)	ALL OTHER TOTAL COMPENSATION ($)
Steve Hislop	—	8,327	8,327
Jon Howie	—	5,139	5,139
Michael Hatcher	318	2,007	2,325
John Mountford	—	2,689	2,689
Grants of Plan-Based Awards

NAME	COMMITTEE ACTION DATE	GRANT DATE	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (1)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)(2)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)(3)
			THRESHOLD ($)	TARGET ($)	MAXIMUM ($)
Steve Hislop	2/27/2020	3/15/2020				33,813	497,051
			—	331,373	662,746
Jon Howie	2/27/2020	3/15/2020				14,149	207,990
			—	208,000	416,000
Michael Hatcher	2/27/2020	3/15/2020				7,782	114,395
			—	68,640	137,280
John Mountford	2/27/2020	3/15/2020				7,850	115,395
			—	115,400	230,800
(1)Awards are made under our Senior Management Incentive Plan.
(2)Awards were made under our 2012 Plan.
(3)Represents the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, for awards of restricted stock units. See Note 11 to our consolidated financial statements in our Annual Report for a discussion of the calculations of grant date fair value.
2020 Omnibus Incentive Plan
The 2020 Omnibus Incentive Plan ("2020 Plan") was approved by the Company's stockholders at our 2020 annual meeting of stockholders on July 30, 2020. As of December 27, 2020 we had a total of 1,113,780 shares of common stock reserved and available for future issuance under the 2020 Plan.
The principal purposes of the 2020 Plan are to: (a) encourage profitability and growth of the Company through short-term and long-term incentives that are consistent with the Company’s objectives; (b) to give participants an incentive for excellence in individual performance; (c) to promote teamwork among participants; and (d) to give the Company a significant advantage in attracting and retaining key employees, directors, and consultants. To accomplish such purposes, the 2020 Plan provides that the Company may grant options, stock appreciation rights, restricted shares, restricted stock units, performance-based awards (including performance-based restricted shares and restricted stock units), other share-based awards, other cash-based awards, or any combination of the foregoing. When considering new grants of share-based or option-based awards, we intend to take into account previous grants of such awards.
The 2020 Plan is administered by our compensation committee. The compensation committee has the power to determine the terms of the awards granted under the 2020 Plan, including the exercise price and the exercisability of the awards. The compensation committee also has full power to determine the persons to whom and the time or times at which awards will be made and to make all other determinations and take all other actions advisable for the administration of the 2020 Plan.

Each grant of an award under the 2020 Plan will be evidenced by an award agreement or agreements, which will contain such terms and provisions as the compensation committee may determine, consistent with the 2020 Plan. Those terms and provisions include the number of our shares of our common stock subject to each award, vesting terms and other provisions.
2012 Omnibus Equity Incentive Plan
The 2020 Plan replaced the 2012 Omnibus Equity Incentive Plan ("2012 Plan") and no further awards may be granted under the 2012 Plan. The termination of the 2012 Plan did not affect outstanding awards granted under the 2012 Plan. The restricted stock units granted under the 2012 Plan vest over four or five years from the date of grant. The options granted under the 2012 Plan expire 10 years after the grant date and were fully vested as of December 27, 2020.
2006 Stock Option Plan
In connection with the adoption of the 2012 Plan the board of directors terminated the 2006 Stock Option Plan (the "2006 Plan") effective as of July 27, 2012, and no further awards may be granted under the 2006 Plan after such date. However, the termination of the 2006 Plan did not affect awards outstanding under the 2006 Plan at the time of its termination and the terms of the 2006 Plan continue to govern outstanding awards granted under the 2006 Plan. The options granted under the 2006 Plan expire 10 years after the date of grant. The outstanding options under the 2006 Plan were fully vested as of December 27, 2020.
Outstanding Equity Awards at Fiscal Year End

	OPTION AWARDS					STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE		NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($/SH)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(1)
Steve Hislop	40,000	(2)	—	28.51	2/28/2023
						5,573	(3)	155,654
						12,641	(4)	353,063
						16,317	(5)	455,734
						33,813	(6)	944,397
Jon Howie	48,938	(7)	—	13.54	4/10/2022
						2,087	(3)	58,290
						41,181	(4)	1,150,185
						6,696	(5)	187,019
						14,149	(6)	395,182
Michael Hatcher	10,000	(2)	—	28.51	2/28/2023
						919	(3)	25,668
						2,084	(4)	58,206
						3,683	(5)	102,866
						7,782	(6)	217,351
John Mountford
						663	(3)	18,518
						1,532	(4)	42,789
						6,948	(5)	194,058
						7,850	(6)	219,251
(1)The market value of shares or units of common stock that have not vested was calculated based on the closing price of our common stock on December 24, 2020, the last trading day of fiscal year 2020 ($27.93).
(2)These options were granted on February 28, 2013 and vested 20% on each of the first five anniversaries of the grant date.

(3)These restricted stock units were granted on March 15, 2017 and vest 25% on each of the first four anniversaries of the grant date.
(4)These restricted stock units were granted on March 15, 2018 and vest 25% on each of the first four anniversaries of the grant date.
(5)These restricted stock units were granted on March 15, 2019 and vest 25% on each of the first four anniversaries of the grant date.
(6)These restricted stock units were granted on March 15, 2020 and vest 25% on each of the first four anniversaries of the grant date.
(7)These options were granted on April 10, 2012 and vested 20% on August 14, 2012 and 20% on each of the next four anniversaries of the first vesting date of August 14, 2012.
Option Exercises and Stock Vested

	STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)(1)
Steve Hislop	20,623	321,363
Jon Howie	26,553	399,420
Michael Hatcher	3,911	61,495
John Mountford	4,250	65,279
(1)Value based on market value of our common stock on the dates of vesting.
Nonqualified Deferred Compensation
The Company provides a certain group of eligible employees, including our named executive officers, the ability to participate in the Company's nonqualified deferred compensation plan. This plan allows participants to defer up to 80% of their salary and up to 100% of their short-term incentive program payout and any discretionary bonuses, thereby delaying taxation of these deferred amounts until actual payment of the deferred amount in future years. This plan also provides for Company discretionary matching contributions. Our current matching contributions match the discretionary contributions made under our 401(k) Plan and vest ratably over three years starting on the first day of the participant's service with the Company, such that an eligible employee with three years of service will be 100% vested in our matching contributions. At the participant's election, payments can be deferred until a specific date at least 12 months after the year of deferral or until termination of employment (subject to earlier payment in the event of a change of control) and can be paid in a lump sum or in up to five annual installments.

The amounts deferred are credited to accounts that mirror the gains and/or losses of several different investment alternatives offered by the plan. Even though we are not required to fund this plan, we have established a "Rabbi Trust" to invest funds equal to all deferred amounts. The funds are generally invested in certain insurance policies designed for this purpose. These assets, although not required by the plan, are segregated to pay benefits to the participants. In the event of bankruptcy or liquidation, these assets will be subject to forfeiture.

The following table shows the contributions, earnings and account balances for the named executive officers under the nonqualifed deferred compensation plan for fiscal year ended December 27, 2020:

NAME	EXECUTIVE CONTRIBUTIONS ($) (1)	COMPANY CONTRIBUTIONS ($) (2)	AGGREGATE EARNINGS/ (LOSS) ($)	AGGREGATE WITHDRAWLS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT YEAR-END ($) (3)
Steve Hislop	63,671	8,327	8,282	—	156,910
Jon Howie	58,500	5,139	48,350	—	167,396
Michael Hatcher	50,947	2,007	37,351	—	163,793
John Mountford	22,152	2,689	13,451	—	79,398

(1)These amounts are reported as compensation earned by named executive officers in the "Summary Compensation Table" for fiscal year 2020.
(2)These amounts are reported as "other" compensation earned by named executive officers in the "Summary Compensation Table" for fiscal year 2020.
(3)Amounts reported in this column include compensation that was previously reported in the Summary Compensation Table when earned if that officer’s compensation was required to be disclosed in a previous year.
Potential Payments upon Termination or Change in Control
The table below quantifies potential compensation that would have become payable to each of our named executive officers under their employment agreements (as in effect on December 27, 2020) if their employment had terminated on December 27, 2020 for the reasons set forth in the table, given the named executive officer’s base salary on that date and the closing price of our common stock on December 24, 2020, the last trading day of fiscal year 2020. For additional information regarding the circumstances in which our named executive officers would be entitled to severance and change in control benefits, see “—Employment Agreements.”
Due to the number of factors that may affect the amount of any benefits provided upon the events described below, any actual amounts paid or payable may be different than those shown in this table. Factors that could affect these amounts include the date the termination event occurs, the base salary of an executive on the date of termination of employment and the price of our common stock when the event occurs.

	CASH SEVERANCE PAYMENTS (1)	HEALTHCARE PREMIUMS (2)	ACCELERATION OF EQUITY AWARDS (3)	TOTAL
Steve Hislop
Death	—	—	1,908,848	1,908,848
Disability	—	—	1,908,848	1,908,848
Termination by the Company for Cause	—	—	—	—
Termination by the Company without Cause or by the Executive for Good Reason	1,988,236	7,056	—	1,995,292
Termination by the Executive without Good Reason	—	—	—	—
Termination by the Company without Cause or by the Executive for Good Reason on or during the 24-month period after a Change in Control	1,988,236	7,056	1,908,848	3,904,140
Jon Howie
Death	—	—	1,790,676	1,790,676
Disability	—	—	1,790,676	1,790,676
Termination by the Company for Cause	—	—	—	—
Termination by the Company without Cause or by the Executive for Good Reason	624,000	6,259	—	630,259
Termination by the Executive without Good Reason	—	—	—	—
Termination by the Company without Cause or by the Executive for Good Reason on or during the 24-month period after a Change in Control	624,000	6,259	1,790,676	2,420,935
Michael Hatcher
Death	—	—	404,091	404,091
Disability	—	—	404,091	404,091
Termination by the Company for Cause	—	—	—	—
Termination by the Company without Cause or by the Executive for Good Reason	297,440	5,468	—	302,908
Termination by the Executive without Good Reason	—	—	—	—
Termination by the Company without Cause or by the Executive for Good Reason on or during the 24-month period after a Change in Control	297,440	5,468	404,091	706,999
John Mountford
Death	—	—	474,614	474,614
Disability	—	—	474,614	474,614
Termination by the Company for Cause	—	—	—	—
Termination by the Company without Cause or by the Executive for Good Reason	346,200	5,141	—	351,341
Termination by the Executive without Good Reason	—	—	—	—
Termination by the Company without Cause or by the Executive for Good Reason on or during the 24-month period after a Change in Control	346,200	5,141	474,614	825,955
(1)Cash severance is payable in equal installments in accordance with the Company’s normal payroll practices over a 12-month period (24 months for Mr. Hislop).
(2)Represents the amount the Company was subsidizing for medical and dental insurance for the named executive officer and his eligible dependents prior to termination.
(3)Represents the value of unvested restricted stock units that would vest based on the closing price of our common stock on December 24, 2020, the last trading day of fiscal year 2020 ($27.93).
CEO Pay Ratio
Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, the Company is required to provide the ratio of Mr. Hislop's annual total compensation to the compensation of our median employee. Because SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, apply certain exclusions, and make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio that the Company has reported below.
To identify the median employee, we utilized total gross wages (including reported tips) of all of our full-time and part-time employees who were employed by the Company on the last day of the fiscal year or December 27, 2020, other than Mr. Hislop. We excluded from total gross wages certain unusual and non-recurring items not available to all employees, such as stock based compensation, to achieve a consistently applied compensation measure. We also annualized the compensation of our employees who were not employed by the Company for all of fiscal year 2020.
Our median employee was identified as a hostess who worked an average of 25 hours per week. This total compensation figure reflects employment on a part-time basis, and is not necessarily representative of the compensation of other restaurant employees or of our overall compensation practices. We redetermined our median employee because the population used in this calculation mainly consists of hourly employees and changes frequently.
Based on the above determination, our median employee's total annual compensation (calculated in accordance with Item 402(c)(2)(x) of Regulation S-K) was $21,836. Our CEO's total annual compensation (calculated in accordance with Item 402(c)(2)(x) of Regulation S-K and as reported in the Summary Compensation Table) was $1,499,496.
Based on the foregoing, Mr. Hislop's annual total compensation for fiscal year 2020 was approximately 69 times our median employee's annual total compensation. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized above.
Our CEO pay ratio is not an element that the compensation committee considers in setting the compensation of our CEO, nor is our CEO’s compensation a material element that management considers in making compensation decisions for non-officer employees.

Certain Relationships and Related Party Transactions
Related Party Transactions Policy
Our audit committee reviews certain financial transactions, arrangements and relationships between us and any of the following related parties to determine whether any such transaction, arrangement or relationship is a related party transaction:
•any of our directors, director nominees or executive officers;
•any beneficial owner of more than 5% of our outstanding stock; and
•any immediate family member of any of the foregoing.
Our audit committee reviews any financial transaction, arrangement or relationship that:
•involves or will involve, directly or indirectly, any related party identified above and is in an amount greater than $120,000;
•would cast doubt on the independence of a director;
•would present the appearance of a conflict of interest between us and the related party; or
•is otherwise prohibited by law, rule or regulation.
The audit committee reviews each such transaction, arrangement or relationship to determine whether a related party has, has had or expects to have a direct or indirect material interest. Following its review, the audit committee will take such action as it deems necessary and appropriate under the circumstances, including approving, disapproving, ratifying, canceling or recommending to management how to proceed if it determines a related party has a direct or indirect material interest in a transaction, arrangement or relationship with us. Any member of the audit committee who is a related party with respect to a transaction under review will not be permitted to participate in the discussions or evaluations of the transaction; however, the audit committee member will provide all material information concerning the transaction to the audit committee. The audit committee will report its action with respect to any related party transaction to the board of directors.
Equity Compensation Plan Information
The following table sets forth information regarding the Company’s equity compensation plans, including the number of shares of our common stock subject to outstanding stock awards, the weighted-average exercise price of stock awards, and the number of shares remaining available for future award grants as of December 27, 2020.

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (a)		WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS ($)(b)		NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (a))
Equity compensation plans approved by security holders
2020 Omnibus Incentive Plan	5,747	(1)	—		1,113,780
2012 Omnibus Equity Incentive Plan	639,062	(1)	27.60	(2)	—
2006 Stock Option Plan	50,931		13.49		—
Total	695,740		23.54		1,113,780
(1)Includes 5,747 and 512,793 shares underlying time-based restricted stock units under the 2020 Plan and the 2012 Plan, respectively.

(2)Weighted average exercise price of outstanding options excludes restricted stock units. The weighted average remaining contractual term of outstanding options was approximately 1.9 years as of December 27, 2020.

Security Ownership of Management and Certain Beneficial Holders
The tables below set forth the beneficial ownership information of our common stock as of June 1, 2021 for:
•each of our named executive officers;
•each of our directors;
•all of our executive officers and directors as a group; and
•each person known to us to be the beneficial owner of more than 5% of our shares of common stock.
Unless otherwise noted below, the address of the persons and entities listed in the table is c/o Chuy’s Holdings, Inc., 1623 Toomey Rd., Austin, Texas 78704. We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission (“SEC”). Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock reflected as beneficially owned, subject to applicable community property laws.
Beneficial ownership and percentage of beneficial ownership is based on 19,997,123 shares of our common stock outstanding at June 1, 2021. Shares of common stock that a person has the right to acquire or receive within 60 days upon the vesting of restricted stock units or the exercise of stock options are deemed to be outstanding and beneficially owned by the person for the purposes of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person.
Directors and Named Executive Officers

NAME	BENEFICIALLY OWNED (1)	PERCENT OF CLASS
Steve Hislop	84,194	*
Jon Howie(2)	57,589	*
Michael Hatcher	22,828	*
John Mountford	3,850	*
Jody Bilney	—	*
Randall DeWitt	4,472	*
Starlette Johnson	7,899	*
Saed Mohseni	7,899	*
Ira Zecher	2,050	*

All Directors and Executive Officers as a group (9 persons)	190,781	1.0%
*    Indicates ownership of less than 1%.
(1)Based on shares of common stock outstanding as of June 1, 2021.
(2)Shares beneficially owned by Mr. Howie include 3,100 shares owned by his spouse.

Five Percent Holders
The following table sets forth information regarding the number and percentage of shares of common stock held by all persons and entities who are known by the Company to beneficially own five percent or more of the Company’s outstanding common stock. The information regarding beneficial ownership of common stock by the entities identified below is included in reliance on a report filed with the SEC by such entity, except that the percentages are based upon the Company’s calculations made in reliance upon the number of shares reported to be beneficially owned by such entity in such report and the number of shares of common stock outstanding on June 1, 2021.

NAME	NUMBER OF SHARES	PERCENTAGE OF OUTSTANDING SHARES
T. Rowe Price (1)	3,327,062	16.6%
BlackRock, Inc. (2)	3,093,010	15.5%
Wasatch Advisors, Inc. (3)	2,821,729	14.1%
Vanguard Group, Inc. (4)	1,297,203	6.5%
(1)According to Amendment No. 5 to Schedule 13G filed on February 16, 2021 by T. Rowe Price Associates, Inc., T. Rowe Price Associates, Inc. beneficially owns and has sole dispositive power with respect to 3,327,062 shares of our common stock and has sole voting power with respect to 747,595 shares of our common stock. The address of T. Rowe Price Associates, Inc. is 100 East Pratt St., Baltimore, MD 21202.
(2)According to a Schedule 13G filed on January 25, 2021 by BlackRock, Inc., BlackRock, Inc. beneficially owns and has sole dispositive power with respect to 3,093,010 shares of our common stock and has sole voting power with respect to 3,063,621 shares of our common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(3)According to Amendment No. 6 to Schedule 13G filed on February 11, 2021 by Wasatch Advisors, Inc., Wasatch Advisors, Inc. beneficially owns and has sole voting and dispositive power with respect to 2,821,729 shares of our common stock. The address of Wasatch Advisors, Inc. is 505 Wakara Way, Salt Lake City, UT 84108.
(4)According to Amendment No. 1 to Schedule 13G filed on February 10, 2021 by Vanguard Group, Inc., Vanguard Group, Inc. beneficially owns 1,297,203 shares of our common stock and has sole dispositive power with respect to 1,278,123 shares of our common stock, and shared voting and dispositive power with respect to 12,962 and 19,080 shares of our common stock, respectively. The address of Vanguard Group, Inc. is 100 Vanguard Blvd, Malvern, PA 19355.

Audit Committee Report
The audit committee reviewed and discussed with both management and the Company’s independent registered public accounting firm, RSM US LLP, the audited financial statements of the Company for the year ended December 27, 2020 prior to their issuance. These reviews included discussion with the independent registered public accounting firm of the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The audit committee also discussed with its independent registered public accounting firm matters relating to its independence and received the written disclosures and letter from RSM US LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence.
Based on the review and discussions referred to above, all of the audit committee members, whose names are listed below, recommended to the board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 27, 2020 for filing with the SEC.

Members of the Audit Committee

Ira Zecher (Chair)	Starlette Johnson	Saed Mohseni

Independent Public Accountants
Selection. RSM US LLP served as the Company’s independent registered public accounting firm for 2020 and 2019, and has been selected by the audit committee to serve as the Company’s independent registered public accounting firm for 2021. Representatives of RSM will attend the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.
Audit and Non-Audit Fees. The following table presents fees billed for audit services rendered by RSM for the audit of the Company’s annual financial statements for 2020 and 2019, and fees billed for other services rendered by RSM.

	YEARS ENDED
	DECEMBER 27, 2020	DECEMBER 29, 2019
Audit Fees (1)	$677,933	$580,125
Audit Related Fees (2)	47,250	—
Tax Fees	—	24,400
Total	$725,183	$604,525
(1)Includes fees for audits of our annual financial statements and its internal control over financial reporting, reviews of the related quarterly financial statements, and services that are normally provided by independent registered public accounting firms in connection with statutory and regulatory filings or engagements, including reviews of documents filed with the SEC.
(2)Includes fees associated with services provided by RSM in connection with the Company's ATM offering completed in the second quarter of 2020.
Pursuant to the charter of the audit committee, the audit committee is responsible for the oversight of our accounting, reporting and financial practices. The audit committee has the responsibility to select, appoint, engage, oversee, retain, evaluate and terminate our external auditors; pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to us by our external auditors; and establish the fees and other compensation to be paid to our external auditors.
The audit committee has adopted a policy to pre-approve all audit and permitted non-audit services provided by our independent registered public accounting firm. All audit and non-audit services for 2020 and 2019 were pre-approved by the audit committee.
Shareholder Proposals for the 2022 Annual Meeting of Shareholders
In order to be included in the Company’s proxy materials for the 2022 Annual Meeting of Stockholders, a stockholder proposal must be received in writing by the Company at 1623 Toomey Road Austin, TX, 78704 by February 11, 2022 and otherwise comply with all requirements of the SEC for stockholder proposals.
In addition, the Company’s Bylaws provide that any stockholder who desires to bring a proposal before an Annual Meeting of Stockholders must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice must be delivered to the above address not less than 90 nor more than 120 calendar days prior to the first anniversary of the date on which the Company held the preceding year’s Annual Meeting of Stockholders. In the event the Annual Meeting of Stockholders is advanced or delayed by 30 calendar days of the date of the anniversary of the preceding year’s Annual Meeting of Stockholders, the notice must be received not later than the close of business on the later of the 90th calendar day prior to such Annual Meeting of Stockholders and the 10th calendar day following the day on which public announcement of the date of the Annual Meeting of Stockholders is first made. To be timely, a notice must be received no earlier than March 31, 2022 and no later than April 30, 2022. The notice must also describe the stockholder proposal in reasonable detail and provide certain other information required by the Company’s Bylaws. A copy of the Company’s Bylaws is available upon request from the Company’s Secretary.

Householding
As permitted under the Exchange Act, only one copy of the Notice or this proxy statement and annual report is being delivered to stockholders residing at the same address, who have consented to such delivery and unless such stockholders have notified us of their desire to receive multiple copies of the Notice or this proxy statement and annual report. We will promptly deliver, upon oral or written request, a separate copy of the Notice or this proxy statement and annual report to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Chuy’s Holdings, Inc., 1623 Toomey Road, Austin, Texas, 78704, Attention: Secretary, Telephone: (512) 473-2783. Stockholders residing at the same address and currently receiving only one copy of the Notice or this proxy statement and annual report may contact our Secretary at the address above to request multiple copies of the Notice or this proxy statement and annual report in the future. Stockholders residing at the same address and currently receiving multiple copies of the Notice or this proxy statement and annual report may contact the Secretary at the address above to request that only a single copy of the Notice or this proxy statement and annual report be mailed to them in the future.

Availability of Form 10-K

Our Annual Report on Form 10-K is available online at www.chuys.com in the Investors section. We will provide to any stockholder, without charge, upon written request, a copy of the Annual Report on Form 10-K for the fiscal year ended December 27, 2020, as filed with the SEC. Such requests should be addressed to Chuy’s Holdings, Inc., 1623 Toomey Road, Austin, Texas, 78704, Attention: Secretary.

Other Matters
The board of directors does not know of any other matters that are to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.
By Order of the Board of Directors,
Tim Larson
General Counsel and Secretary
Austin, Texas
June 9, 2021

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on July 28, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

CHUY'S HOLDINGS, INC. 1623 TOOMEY ROAD AUSTIN, TX 78704
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by11:59 P.M. Eastern Time on July 28, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
			D54825-P58487	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHUY’S HOLDINGS, IN.
The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except
1.Election of Directors	☐	☐	☐	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
Nominees:
01) Starlette Johnson
02) Randall DeWitt

The Board of Directors recommends you vote FOR proposals 2 and 3.				For	Against	Abstain
2.Approval of the non-binding, advisory vote on executive compensation				☐	☐	☐
3.The ratification of the appointment of RSM US LLP as the Company's independent registered public accounting firm for 2021				☐	☐	☐
Note: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

D54826-P58487

CHUY'S HOLDINGS, INC.
Annual Meeting of Stockholders
July 29, 2021	9:00 AM
This proxy is solicited by the Board of Directors

The stockholders hereby appoint Steve Hislop, Jon Howie and Tim Larson, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CHUY'S HOLDINGS, INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Central Time on July 29, 2021, at Chuy’s Holdings, Inc., 1623 Toomey Rd., Austin, TX 78704, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side